UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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INGLES MARKETS, INCORPORATED
(Name of Registrant as Specified In Its Charter)

SUMMER ROAD LLC CAP 1 LLC EAST RIVER PARTNERS LTD EAST RIVER PARTNERS II LTD UNCH CORP. RORY A. HELD FRANK S. VELLUCCI
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Summer Road LLC and the other participants named herein (collectively, “Summer Road”) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Summer Road’s highly-qualified director nominee at the 2026 annual meeting of shareholders of Ingles Markets, Incorporated, a North Carolina corporation (the “Company”).

On April 27, 2026, Summer Road issued the following press release, which includes an open letter to shareholders of the Company.

Summer Road Issues Final Letter to Shareholders Ahead of Ingles
Markets’ April 30th Annual Meeting

Urges Shareholders to Vote FOR Rory A. Held on the Gold Card to Ensure the Board Has a Truly Independent Class A Shareholder Representative

Reminds Shareholders of the Key Facts Supporting the Case for Electing Mr. Held, Including Ingles’ Lack of Transparency and Accountability to Investors

Makes Clear That Ingles’ Handpicked Director Candidate Rebekah Lowe Represents More of the Same, Given That She Is Not Truly Independent, Is Not Aligned With Shareholders’ Interests and Lacks the Requisite Experience to Improve the Company’s Disclosure and Capital Allocation

WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Summer Road LLC (“Summer Road” or “we”), the beneficial owner of approximately 3% of the outstanding shares of Class A common stock of Ingles Markets, Incorporated (NASDAQ: IMKTA) (“Ingles” or the “Company”), today issued the following open letter to shareholders seeking their support for the election of Rory A. Held to Ingles’ Board of Directors (the “Board”) at the 2026 Annual Meeting of Shareholders.

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Fellow Shareholders,

We greatly appreciate the discussions we have had with many of you in recent weeks about the long-term underperformance and governance issues at Ingles, as well as the opportunity for the Company to generate sustained value for shareholders by improving its disclosure, capital allocation and the Board’s alignment with shareholders’ interests.

With the Annual Meeting just days away, we want to recap the fundamental facts that support our case for electing a truly independent Class A shareholder to Ingles’ eight-member Board:

Fact #1: The Board, as currently configured, does not represent Class A shareholders and lacks truly independent directors.

•	As a result of the Company’s dual-class share structure and the Board’s lack of a nominating or governance committee, Chairman Robert P. Ingle, II effectively controls or has direct influence over the selection of the entire Board, including the two Class A directors.
•	This has created a Board of non-independent, long-tenured directors where half of all members are Chairman Ingle’s family members or Ingles executives – and all but one of the Class B directors have served for 20+ years.

•	When a Class A seat became vacant in late 2025, the Board – led by Chairman Ingle – selected L. Keith Collins, a former Company executive and Class B director for the role.
•	The Board later chose Rebekah Lowe, based on the recommendation of an incumbent Class B director, to serve as Class A shareholders’ voice in the boardroom – despite the fact that Ms. Lowe owns zero Class A shares and was handpicked by Class B directors.

Fact #2: The Board’s history of poor judgment demonstrates that Class A shareholders need an objective director who can serve as a check on management.

•	The Board’s decisions to deploy $1.5 billion in capital expenditures despite no meaningful improvement in operating income, consistently award Chairman Ingle with high-value discretionary bonuses unanchored to the Company’s financial success, and sign off on real estate deals with Chairman Ingle can only be described as rubberstamping.
•	Ingles made no genuine effort to settle this contest on terms that would have delivered governance reform. When Summer Road proposed that an independent Class A shareholder join the Board, the Board refused – revealing that its priority was self-preservation, not ensuring shareholders had representation in the boardroom.
•	The Company’s legal counsel explicitly threatened that if Summer Road proceeded with a proxy contest, Ingles would attack the Sackler family, a clear intimidation tactic that is unrelated to the merits of electing an independent director and confirms that the Board had no interest in good-faith settlement discussions.
•	At this year’s Annual Meeting, the Board is asking shareholders to elect yet another handpicked director with no skin in the game to serve as a “representative” of Class A shareholders.

Fact #3: Under this Board, Ingles’ total shareholder returns and operating results have trailed peers for years – even prior to Hurricane Helene.

•	The Company has delivered just 4% EBITDA growth over a 10-year period, on a 41% increase in net sales.
•	Over the past three years, including the period prior to Hurricane Helene, Ingles underperformed peers on square footage expansion, same store sales growth, operating margin, return on equity and dividend growth.
•	Compared to two years ago (Q1 2024, unaffected by Hurricane Helene), the Company’s Q1 2026 sales are lower by 7.3% and EBIT is lower by 35%.

Fact #4: Under the incumbent Board, Ingles has functioned like a private family enterprise to the detriment of Class A shareholders.

•	As Institutional Shareholder Services, Inc. highlighted in its report, “a compelling case for change could be made on the basis of corporate governance deficiencies alone.”[1]
•	Despite representing a majority economic interest in the Company, unaffiliated shareholders are left with only a minority of the voting power.

1 Permission to quote Institutional Shareholder Services, Inc. was neither sought nor received.

•	The Board has made no attempt to address Class A investors’ concerns despite Class A shareholders repeatedly expressing their dissatisfaction through their votes at annual meetings since 2021.
•	The Company discloses the least amount of information of its peers and stopped holding earnings calls in 2016.
•	Ingles has refused to provide basic details regarding its real estate-heavy strategy, including the amount of undeveloped real estate it owns and what it intends to use its land parcels for.
•	Instead of addressing any of the substantive points raised by Summer Road, the Board has attempted to deceive the public by altering Ingles’ peer group to artificially make its performance look better and asked shareholders to blindly trust its ability to deliver value despite the data suggesting it has failed to do exactly that over the past 10 years.
•	During this proxy contest, the Company has continually labeled Mr. Held's ideas as “value destructive,”[2] despite never speaking with him to learn about his proposals.

Fact #5: Mr. Held’s shareholdings and investment background make him best-suited to serve as a committed advocate for Class A shareholders’ interests – which is precisely the role of a Class A director.

•	Mr. Held personally owns more Ingles shares than all “independent” Board members combined, better positioning him to understand and represent the perspective of shareholders.
•	With his expertise in capital allocation and public market equity analysis, Mr. Held would focus on working constructively with the other directors to evaluate all options for how to maximize returns for Ingles’ shareholders and improve the Company’s disclosure to investors.
•	This is what Mr. Held accomplished during his time on the board of Peak Resorts, Inc. (formerly NASDAQ: SKIS), which resulted in an objectively positive outcome for all shareholders. Despite what Ingles has inaccurately alleged, Summer Road’s involvement at Peak Resorts, Inc. did not cause any material disruption or economic damage to the company.
•	The risk of Ingles’ Class A shareholders suffering further underperformance and disenfranchisement is objectively higher with the Class B shareholders’ pick, Ms. Lowe, on the Board. Ms. Lowe’s career as an executive coach and former banking executive raises doubts about her ability to oversee Ingles’ capital allocation, corporate strategy and financial reporting – not to mention the flawed process that led to her selection as Ingles’ nominee.

Together, we can send a strong message to Ingles that Class A shareholders are demanding real accountability and independent oversight from the Board. The incumbent directors will not be able to continue ignoring shareholders’ concerns if we deliver a resounding mandate for change by electing an independent Class A shareholder to the Board. At the upcoming Annual Meeting on April 30th, we urge you to vote for Mr. Held to restore investor transparency and drive long-term value. Thank you very much for your time and your support.

Sincerely,

Summer Road

2 The Company’s April 8th investor presentation and April 16th press release.

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If you have questions about how to elect Summer Road’s independent nominee, Rory A. Held, to the Ingles Board using the GOLD universal proxy card, please contact:

Saratoga Proxy Consulting LLC

520 8th Avenue, 14th Floor New York, NY 10018

Shareholders Call Toll-Free: (888) 368-0379

info@saratogaproxy.com

Visit www.saratogaproxy.com/Ingles to review Summer Road’s materials.

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About Summer Road LLC

Summer Road LLC is a family office which invests across a diverse range of strategies and asset classes.

Contacts

For Investors:

Saratoga Proxy Consulting LLC

John Ferguson, (212) 257-1311

jferguson@saratogaproxy.com

For Media:

Longacre Square Partners

summerroad@longacresquare.com